Exhibit 10.37
Noble Corporation
13135 South Dairy Ashford, Suite 800, Sugar Land, Texas 77478 ·281-276-6100
March 17, 2006
VIA HAND DELIVERY
Mr. Bruce W. Busmire
30 Patti Lynn Lane
Houston, Texas 77024
Dear Bruce:
     This letter confirms the discussions held with you concerning your voluntary resignation of employment with Noble Corporation (“Noble”), and Noble’s offer and, by your signature, your acceptance of this proposed Separation Agreement (the “Agreement”) on the terms set forth below. On behalf of Noble, we want to express our appreciation for your service and contributions, and wish you success in your future endeavors.
1. Voluntary Resignation of Employment. You voluntarily resigned from the position of Senior Vice President and Chief Financial Officer of Noble, and from any and all other offices and committees or other capacities you may have with Noble or any of the other Noble Parties (as defined in Paragraph 7, below), effective Friday, March 17, 2006 (the “Separation Date”).
2. Salary and Benefits. In accordance with Noble’s existing policies or at its discretion, you have received, will receive, or are receiving with this Agreement, the following payments and benefits in connection with your employment with Noble and your participation in its benefit plans:
(a)	Payment of your regular base salary through the Separation Date, less all legal deductions;

(b)	Payment of all unused vacation benefits that you accrued, if any, less all legal deductions; and

(c)	Present or future payment or other entitlement, in accordance with the terms of the applicable plan or other benefit, of any benefits to which you have vested entitlement under the terms of employee benefit plans established by Noble.
The amounts paid in accordance with subparagraphs (a) and (b) are gross amounts, subject to lawful deductions, including any deductions that you previously have authorized, and will be paid to you, if not already paid, no later than Noble’s next regular pay day following the Separation Date.
     Your coverage under Noble’s health and life insurance programs will be paid for by the Company through September 30, 2006. After that date, you are entitled at your option to continue your group health insurance coverage at your own expense, in accordance with applicable law. You will be contacted at the appropriate time by the Company in regard to any election under COBRA. You further acknowledge that your eligibility for any other employee benefit programs or payments maintained by Noble for current employees will cease as of the Separation Date.

Mr. Bruce W. Busmire
March 17, 2006

     Noble will settle promptly all authorized reimbursable business expenses, if any, when you have submitted appropriate expense reports along with the required receipts and documenting information. You must submit any such receipts within 14 days after the Separation Date.
3. Special Separation Benefit. Contingent upon your acceptance of the terms of this Agreement and in consideration of your undertakings set forth in Paragraphs 7 (General Release), 8 (Confidentiality, Nonprosecution, and Other Commitments), 9 (Agreement Regarding Solicitation of Employees), 10 (Cooperation), and 12 (Agreement Not to Seek Reemployment) of this Agreement, Noble offers you, in addition to the pay and benefits you will receive as described in Paragraph 2, above, the following Special Separation Benefit:
•	Salary continuation at your current regular base salary for six months following the Separation Date, to be paid to you in 12 semi-monthly installments on Noble’s regular paydays, beginning with the first regular payday following the Effective Date (as defined in Paragraph 18, below). Additionally, the benefits noted on page one will be paid for by Noble through the same period (ending September 30, 2006).
The amounts paid in accordance with this paragraph are gross amounts, subject to all lawful deductions, including any deductions that you have previously authorized.
     By executing this Agreement, you acknowledge and agree that neither Noble nor any of the other Noble Parties (as defined in Paragraph 7, below) has any prior obligation to provide the Special Separation Benefit to you. You also acknowledge and agree that your acceptance of the Special Separation Benefit and attendant obligations as described in this Agreement are in consideration of Noble’s promises and undertakings as set forth in this Agreement.
4. Return of Property. Whether or not you accept the terms of this Agreement, you must return to Noble by no later than the close of business on the Separation Date, or as soon thereafter as is possible with respect to any items not then immediately available, any and all items of Noble’s property, including without limitation keys, computers, software, calculators, cellular telephones, pagers, equipment, credit cards, forms, files, manuals, correspondence, business records, personnel data, lists of employees, salary and benefits information (other than relating to you), customer/client lists and files, lists of suppliers and vendors, contracts, contract information, brochures, catalogs, training materials, computer tapes and diskettes or other portable media, computer-readable files and data stored on any form of storage media whether portable or installed, and data processing reports, customer/client-related information, and any and all other documents or property that you have had possession of or control over during the course of your employment with Noble.
5. Use of Confidential Information. Whether or not you accept the terms of this Agreement, you are notified that all of the documents and information to which you have had access during your employment, including but not limited to, all information pertaining to any specific business transactions in which Noble or any of the other Noble Parties (as defined in Paragraph 7, below) were, are, or may be involved, all information concerning salary and benefits paid to current or former employees (other than you) of Noble or any of the other Noble Parties, all personnel

Mr. Bruce W. Busmire
March 17, 2006

information relating in any way to current or former employees (other than you) of Noble or those of any of the other Noble Parties, all financial and budgetary information, all other information specified in Paragraph 4, above, and in general, the business and operations of Noble or any of the other Noble Parties, except such information as has been publicly disclosed by Noble or any of the other Noble Parties, are considered confidential and are not to be disseminated or disclosed by you to any other parties, except as may be required by law or judicial process. In the event it appears that you will be compelled by law or judicial process to disclose such confidential information, to avoid potential liability you should notify Noble’s Executive Vice President in writing immediately upon your receipt of a subpoena or other legal process.
6. Unauthorized Access to Computer/Internet Systems. Whether or not you accept the terms of this Agreement, you agree and understand that you are no longer authorized to log on to, access, or otherwise use Noble’s computer systems, network, or Internet domain, and that any such log on or attempt to log on, accessing, or use is unauthorized. You further agree not to make, attempt, or assist (directly or indirectly) anyone else with respect to any such unauthorized log ons, accessing, or use of Noble’s computer system, network, or Internet domain.
7. General Release. In consideration of the Special Separation Benefit described in Paragraph 3, above, you and your heirs, successors, and assigns (collectively the “Busmire Parties”) release, acquit, and forever discharge (i) Noble Corporation, (ii) any parent, subsidiary, or affiliated entity of Noble Corporation, and (iii) any officer, director, trustee, fiduciary, agent, employee, representative, insurer, attorney, or any successors and assigns of the persons or entities just named (collectively the “Noble Parties”) from, and waive to the maximum extent permitted by applicable law, any and all claims, liabilities, demands, and causes of action of whatever character, whether known or unknown, fixed or contingent, or vicarious, derivative, or direct, that you may have or claim against Noble or any of the other Noble Parties. This General Release includes, but is not limited to, any and all claims arising under federal, state, or local laws prohibiting employment discrimination, including the Age Discrimination in Employment Act of 1967, or other claims growing out of, resulting from, or connected in any way with your employment with Noble or the ending of your employment with Noble. This Agreement does not waive any rights or claims against Noble or any of the other Noble Parties that may arise after the date you execute it. After you have signed this Agreement, you still will have an additional seven days, as provided by law, to reconsider and revoke your acceptance, if you wish.
8. Confidentiality, Nonprosecution, and Other Commitments.
(a) Confidentiality. The fact and terms of this Agreement and the circumstances regarding the ending of your employment with Noble shall be and remain confidential, and shall not be disclosed by you to any persons other than the Busmire Parties and your attorney and accountant or tax return preparer, if such persons have agreed to keep such information confidential. You agree that this confidentiality provision is an essential aspect of the consideration for Noble to enter into this Agreement. You further acknowledge that a breach of this provision by any third party to whom you have disclosed such information shall constitute a breach by you. You represent and warrant that, as of the date you execute this

Mr. Bruce W. Busmire
March 17, 2006

Agreement, you have not violated this subparagraph. You further agree that should you ever breach the obligations set forth in this subparagraph, as determined by Noble in its sole discretion, Noble shall have no obligation to provide any unpaid portion of the Special Separation Benefit and shall be entitled to repayment of any paid portion of the Special Separation Benefit, but that all other provisions of this Agreement shall remain in full force and effect. Notwithstanding the foregoing, either party may make any disclosures concerning the terms of this Agreement that are required or compelled by law or judicial process. Further, it shall not be a breach of the obligations set forth in this subparagraph for either party to state that you have resigned to “pursue other interests.”
(b) Nonprosecution. Except as requested by Noble or as compelled by law or judicial process, you will not assist, cooperate with, or supply information of any kind to any individual or private-party litigant or their agents or attorneys (i) in any proceeding, investigation, or inquiry raising issues under any federal, state, or local law involving the formation, continuation, or ending of your employment relationship, or the employment of other persons, by Noble or any of the other Noble Parties; or (ii) in any other litigation against Noble or any of the other Noble Parties.
(c) Nondisparagement. You will not make to any other parties any statement, oral or written, that directly or indirectly impugns the quality or integrity of Noble’s or any of the other Noble Parties’ business or employment practices, or any other disparaging or derogatory remarks about Noble or any of the other Noble Parties, their officers, directors, stockholders, managerial personnel, or other employees. Noble likewise agrees to use its best efforts not to make any statement, oral or written, that directly or indirectly impugns the quality or integrity of your business practices, or any other disparaging or derogatory remarks about you.
(d) Waiver of Recovery. You forever waive any right to monetary recovery from the Noble Parties as partial or total compensation or damages related to your employment by any of the Noble Parties should any administrative agency or other public authority, individual, or group of individuals pursue any claim on your behalf; and you will not request or accept from the Noble Parties, as compensation or damages related to your employment by Noble, anything of value that is not provided for in this Agreement.
(e) Waiver of Right to Jury Trial. You irrevocably waive the right to trial by jury and agree not to initiate or participate in any class or collective action with respect to any claim or cause of action arising from your employment or the ending of your employment with Noble or from this Agreement (either for alleged breach or enforcement).
9. Agreement Regarding Solicitation of Employees. In further consideration of Noble’s promises set forth in this Agreement, you acknowledge and agree that for a period of 12 months following the Separation Date, you will not, directly or indirectly, for your own account or for the benefit of any other person or party, solicit, induce, entice, hire, or engage, or attempt to do so, any current employee of Noble or any of the other Noble Parties.

Mr. Bruce W. Busmire
March 17, 2006

10. Cooperation. In consideration of Noble’s promises set forth in this Agreement, and without further consideration, you agree that Noble at its sole option may request that you cooperate with it, and you agree to be available, personally or by telephone, as necessary, at reasonable and mutually acceptable times and without unreasonable interference with your employment or personal activities, to consult, execute documents, and provide information as may from time to time be requested by Noble in its sole discretion in connection with various business matters in which you were involved during your employment with Noble, or about which you have knowledge or information, and to take any other action reasonably required by Noble relating to matters occurring during your employment with Noble. Such actions include, but are not limited to, meeting with the members or committees of Noble’s Board of Directors to discuss business operations, providing assistance to Noble in locating documents and materials, disclosing all computer passwords and source codes necessary to recover all information stored in Noble’s information systems (including any Noble-owned computer), and providing information regarding any other projects and assignments in which you were involved.
     You further agree to cooperate fully and completely with Noble or any of the other Noble Parties, at their request, in all pending and future litigation or claims involving Noble or any of the other Noble Parties, in which Noble believes that you may have relevant knowledge or information. This obligation includes your promptly meeting with counsel for Noble or the other Noble Parties at reasonable times upon their request, providing testimony in court or upon deposition that is truthful, accurate, and complete, according to information known to you, and providing to Noble or the other Noble Parties, or their counsel, truthful, accurate, and complete information known to you, in connection with the prosecution or defense of Noble or any of the other Noble Parties in such litigation or claims.
11. Employment References. In consideration of your promises and undertakings set forth in this Agreement, Noble agrees to verify in response to inquiries from prospective employers only your dates of employment and job title with Noble. In consideration for this agreement, you agree to advise all prospective employers to direct any requests for information concerning your employment with Noble to Julie J. Robertson, Executive Vice President, or her successor.
12. Agreement Not to Seek Reemployment. You understand and agree that Noble and the other Noble Parties have no obligation to employ or to hire or rehire you, to consider you for hire, or to deal with you in any respect at any location, office, or place of business with regard to future employment or potential employment. Accordingly, in consideration of Noble’s promises set forth in this Agreement, you agree (a) that you will not ever apply for or otherwise seek employment with Noble or any of the other Noble Parties at any time in the future, at any location, office, or place of business, and (b) that your forbearance to seek future employment as just stated is purely contractual and is in no way involuntary, discriminatory, or retaliatory.
13. Nonadmission of Liability or Wrongdoing. You agree that this Agreement does not in any manner constitute an admission of liability or wrongdoing on the part of Noble or any of the other Noble Parties, but that Noble and the other Noble Parties expressly deny any such liability or wrongdoing; and that, except to the extent necessary to enforce this Agreement, neither this Agreement nor any part of it may be construed, used, or admitted into evidence in any judicial,

Mr. Bruce W. Busmire
March 17, 2006

administrative, or arbitral proceedings as an admission of any kind by Noble or any of the other Noble Parties.
14. Authority to Execute. You represent and warrant that you have the authority to execute this Agreement on behalf of all the Busmire Parties. You further agree to indemnify fully and hold harmless Noble and any of the other Noble Parties from any and all claims brought by the Busmire Parties or derivative of your own, including the amount of any such claims Noble or any of the other Noble Parties are compelled to pay, and the costs and attorney’s fees incurred in defending against all such claims.
15. Governing Law and Interpretation. This Agreement and the rights and duties of the parties under it shall be governed by and construed in accordance with the laws of the State of Texas, except for its laws with respect to conflict of laws. If any provision of this Agreement is held to be unenforceable, such provision shall be considered separate, distinct, and severable from the other remaining provisions of this Agreement, and shall not affect the validity or enforceability of such other remaining provisions, and that, in all other respects, this Agreement shall remain in full force and effect. If any provision of this Agreement is held to be unenforceable as written but may be made to be enforceable by limitation thereof, then such provision shall be enforceable to the maximum extent permitted by applicable law. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
16. Breach of Agreement. You acknowledge and agree that should you breach any of your obligations set forth in this Agreement, Noble will have no obligation to provide any unpaid portion of the Special Separation Benefit, will be entitled to repayment of any paid portion of the Special Separation Benefit, and will be entitled to enforce the breached provisions by seeking injunctive relief, if applicable, in addition to recovering any monetary damages, including costs and attorney’s fees, Noble may sustain as a result of your breach; but that all other provisions of this Agreement shall remain in full force and effect.
17. Expiration of Offer. Noble’s offer of this Agreement will expire at 5:00 p.m. on the 21st day following the date of this letter, i.e., on April 7, 2006 (the “Expiration Date”). You may accept the offer at any time before the Expiration Date by signing this Agreement in the space provided below, and returning it to Ms. Julie J. Robertson, Executive Vice President.
     After you have signed this Agreement you still will have an additional seven days, as provided by law, to reconsider and revoke your acceptance, if you wish (the “Revocation Period”). If you choose to revoke your acceptance of this Agreement, you must do so by providing written notice to Noble before the expiration of the Revocation Period, in which case this Agreement will not become effective or enforceable, and you will not receive the Special Separation Benefit described in Paragraph 3, above.
     Whether or not you execute or revoke this Agreement, you will receive items set forth in Paragraph 2 of this Agreement, and are required to fulfill the obligations set forth in Paragraphs 4, 5, and 6 above.

Mr. Bruce W. Busmire
March 17, 2006

18. Effective Date. This Agreement will become effective and enforceable upon the expiration of seven days after your execution (the “Effective Date”), provided that you execute the Agreement before the Expiration Date and do not revoke your acceptance of this Agreement during the Revocation Period.
19. Consultation With an Attorney. You have the right and are encouraged to consult with an attorney of your choosing before executing this Agreement.
20. Knowing and Voluntary Agreement. You acknowledge that (a) this Agreement has been read and explained to you by your attorneys or that you have had the opportunity to engage an attorney for such purpose, (b) you have had at least 21 days in which to deliberate regarding its terms and to consider whether you wish to enter into this Agreement, (c) you fully understand the meaning and effect of your action in executing this Agreement, and (d) your execution of this Agreement is knowing and voluntary. You further acknowledge that neither Noble nor any of the other Noble Parties has made any promise or representation to you that is not expressed in this Agreement, and that in entering this Agreement, you are not relying on any statement or representation by Noble or any of the other Noble Parties, but are instead relying solely on your own judgment in consultation with your attorneys.
21. Entire Agreement. This Agreement (a) contains and constitutes the entire understanding and agreement between you and Noble with respect to its subject matter, (b) supersedes and cancels any previous negotiations, agreements, commitments, and writings with respect to that subject matter; and (c) may not be released, discharged, abandoned, supplemented, changed, or modified in any manner except by a writing of concurrent or subsequent date executed by both you and an authorized officer of Noble.

Mr. Bruce W. Busmire
March 17, 2006

     If you agree with the foregoing provisions, please execute both copies of this letter in the space provided below. You should return one executed original as provided above, and maintain the other executed original in your files. This letter shall then constitute a valid and binding agreement by and between Noble and you, effective as of the expiration of seven days after the date of your signature.

Sincerely,
/s/ JULIE J. ROBERTSON

Julie J. Robertson Executive Vice President and Corporate Secretary

ACCEPTED AND AGREED TO:
                    /s/ BRUCE W. BUSMIRE
Bruce W. Busmire
Date Signed:                     3/17/06